Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 5, 2003 relating to the 2002 and 2001 consolidated financial statements of PMA Capital Corporation, which appears in the PMA Capital Corporation’s Annual Report on Form 10-K/A for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated February 5, 2003 relating to the 2002 and 2001 financial statement schedules of PMA Capital Corporation, which appears in such Annual Report on Form 10-K/A.

/s/PricewaterhouseCoopers LLP

Philadelphia, PA
May 12, 2004